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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                  SCHEDULE 13G



                   Under the Securities Exchange Act of 1934
                             (Amendment No._____)*


                             Artificial Life, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                 Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  04314Q 10 5
                        ------------------------------
                                 (CUSIP Number)

                               December 17, 1998
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)

     [_] Rule 13d-1(c)

     [X] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

SEC 1745 (3-98)

                               Page 1 of 4 pages
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                                                               Page 2 of 4 pages

                                      13G
  CUSIP NO.  04314Q 10 5
           -------------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Eberhard Schoneburg

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

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      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Germany

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                          SOLE VOTING POWER
                     5
     NUMBER OF            5,617,377 shares

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          Not Applicable
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             5,617,377

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          Not Applicable

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      5,617,377 shares

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10
                                                                    [_]
      Not Applicable.

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      60.6%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      IN

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                               Page 2 of 4 pages
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Item 1

     (a) Name of Issuer

         Artificial Life, Inc.

     (b) Address of Issuer's Principal Executive Offices

         Four Copley Place, Suite 102
         Boston, MA   02116

Item 2

     (a) Name of Person Filing

         Eberhard Schoneburg

     (b) Address of Principal Business Office or, if none, Residence

         Four Copley Place, Suite 102
         Boston, MA   02116

     (c) Citizenship

         Germany

     (d) Title of Class of Securities

         Common Stock

     (e) CUSIP Number

         04314Q 10 5

Item 3. If this statement is filed pursuant to (S)(S)240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

     (a) [_] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

     (b) [_]  Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

     (c) [_] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

     (d) [_] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

     (e) [_]  An investment adviser in accordance with
              (S)240.13d-1(b)(1)(ii)(E);

     (f) [_]  An employee benefit plan or endowment fund in accordance with
              (S)240.13d-1(b)(1)(ii)(F);

     (g) [_]  A parent holding company or control person in accordance with
              (S)240.13d-1(b)(1)(ii)(G);

     (h) [_] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

     (i) [_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

     (j) [_]  Group, in accordance with (S)240.13d-1(b)(1)(ii)(J).

Item 4. Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

          5,617,377 shares of Common Stock

     (b)  Percent of class:

          60.6%

     (c)  Number of shares as to which the person has:

          Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote

                5,617,377 shares

          (ii)  Shared power to vote or to direct the vote

                Not Applicable.

          (iii) Sole power to dispose or to direct the disposition of

                5,617,377 shares

          (iv)  Shared power to dispose or to direct the disposition of

                Not Applicable.


Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [_]


Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

         Not applicable.

Item 8.  Identification and Classification of Members of the Group.

         Not applicable.

Item 9.  Notice of Dissolution of a Group

         Not applicable.

Item 10. Certification

         Not applicable.

                                       3
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                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                       February 2, 1999
                                              ----------------------------------
                                                            Date

                                                   /s/ Eberhard Schoneburg
                                              ----------------------------------
                                                          Signature

                                                     Eberhard Schoneburg
                                              ----------------------------------
                                                          Name/Title

                                       4